Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2023 (the “Closing Date”), by and between Sprint LLC, a Delaware limited liability company (“Seller”), and Cogent Infrastructure, Inc., a Delaware corporation (“Buyer”). Buyer and Seller may be referred to herein as a “Party” and collectively as the “Parties,” as the context may require. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, subject to the terms and conditions of that certain Member Interest Purchase Agreement, dated as of September 6, 2022 (as amended, restated, modified or supplemented from time to time, the “Purchase Agreement”), by and among Seller, Sprint Communications LLC and Buyer, Buyer is purchasing from Seller all of the issued and outstanding membership interests of the successor-in-interest to Sprint Communications LLC with respect to the Business, as described in the Purchase Agreement; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Buyer and Seller have agreed to provide certain services to the other Party as set forth herein during a transition period beginning on the Closing Date and continuing for such periods of time as set forth in the Exhibits attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SERVICES

1.01           Provision of Services.

(a)                In accordance with the terms and conditions of this Agreement, each Party agrees to provide, or cause one or more of its Affiliates (each, a “Provider”) or Third Party Service Providers (as defined below) to provide, the other Party, or to one or more of its Affiliates (each, a “Recipient”), (i) the services set forth in the Exhibits attached to this Agreement, (ii) any other services that are not set forth in Exhibits attached to this Agreement, but which are to be provided under this Agreement pursuant to Section 1.06 or Section 1.07, and (iii) any modifications to a service provided pursuant to clause (i) or (ii) hereof , as Seller and Buyer may mutually discuss in good faith and agree in writing to be provided under this Agreement (collectively, the “Services”). Each Provider will provide, or will cause Third Party Service Providers to provide, the Services for the time period and to the extent specified in the Exhibits attached to this Agreement, in a manner consistent in all material respects with that provided by or to the Business, as applicable, or obtained from Third Party Service Providers in respect of the Business or the Wireless Business in the six-month period immediately prior to the execution of the Purchase Agreement (“Signing”) (as applicable). The quantity and timing of delivery of each Service shall be that which Recipient reasonably requires in connection with such Service for the operation of the Business or the Wireless Business, as applicable, consistent in all material respects with the operation of the Business or the Wireless Business, as applicable, in the six-month period prior to Signing. Each Provider (or applicable Third Party Service Providers) shall perform the Services exercising the same degree of care, quality, skill and service level as they exercise in performing the same or similar Services for their own account, with priority substantially equivalent to that provided to their business operations.

(b)                Except as otherwise provided in this Agreement, the scope and amount of Services to be performed hereunder shall not be altered unless the Parties otherwise agree in writing.

(c)                The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Recipient agrees that during the term of this Agreement, it shall take, and shall cause its Affiliates to take, all steps reasonably necessary or appropriate to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services; provided that Recipient shall not be required to transition any Service prior to the expiration date specified in the Exhibits with respect to such Service. The Parties agree that, as part of the Services, Provider shall support and assist Recipient with the migration of services being provided as Services to enable Recipient to assume responsibility for the performance thereof.

(d)                In providing the Services, except as may be expressly set forth in the Exhibits or otherwise agreed in writing pursuant to Section 1.06, each Provider shall not be obligated to: (i) maintain the employment of any specific employee; (ii) purchase, lease or license any additional equipment; (iii) provide any Services to the extent providing such Service would violate any Law; provided that each Provider shall use commercially reasonable efforts to provide such Service in a manner that complies with applicable Law; (iv) convert data from one format to another for the Recipient or transfer any of the Recipient’s data to any alternate supplier of the Services or pay any costs related thereto; (v) expand their respective facilities, systems or incur long-term capital expenses which have not been agreed to be reimbursed by Recipient; (vi) integrate the technology systems of Provider and Recipient for purposes of receiving the Services or pay any costs related thereto; (vii) develop or implement any new functionality on any computer hardware, software, network, internet or website environment used by either Party as of Signing (other than, in the case of Buyer, functionality acquired in respect of the Business pursuant to the Purchase Agreement) or (vi) provide any Service to the extent providing such Service (A) requires that Provider makes any requested investments into any Service for which it will not be reimbursed pursuant to this Agreement; (B) requires that Provider devotes substantial resources to accommodate any change in requirements for the Services in a manner that would unreasonably interfere with Provider’s conduct of its own business; (C) requires that Provider hires any material number of additional employees; or (D) requires that Provider makes commitments (e.g., expansion of contracts or entry into new contracts or agreements) that would extend beyond the period of performance of the relevant Services for which Recipient does not agree to reimburse Provider. For clarification, the foregoing exclusions are not intended to supersede (x) each Provider’s overall obligation to provide, or cause its Third Party Service Providers to provide, the Services in a manner consistent in all material respects with that provided by or to the Wireline Business or Business, as applicable, in the six-month period immediately prior to Signing, or (y) each Provider’s obligations set forth in Section 1.01(c). Recipient may not resell the Services (or any component thereof) to any third parties. The Parties agree that the Services exclude any service or functionality that is required to be provided under the other Ancillary Documents. It is understood that, except as otherwise agreed by the Parties pursuant to Section 1.01(a), the Services shall be provided for the purpose of conducting the Business substantially as conducted in the six-month period immediately prior to Signing.

1.02           Third Party Service Providers.

(a)                Third Party Service Providers. Subject to the cost structure set forth in ARTICLE II, Provider may hire or engage one or more subcontractors, suppliers, vendors or other similar third parties that is not an Affiliate of Provider (each, a “Third Party Service Provider”) to perform all or any of its obligations under this Agreement; provided that Provider shall notify Recipient of any material changes to Third Party Service Providers after the Closing Date and take into consideration any good faith material concerns regarding such Third Party Service Provider in accordance with Section 7.10. Each Provider shall (i) use the same degree of care in selecting any such Third Party Service Provider as it would if such contractor were being retained to provide similar services to Provider, and (ii) in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services and the standard for Services, in each case as and to the extent set forth herein. Except as expressly stated to the contrary in an Exhibit, Provider shall have the right to designate which of its personnel will furnish Services to Recipient and may remove or replace any such personnel in its sole discretion. Any act or omission of any Third Party Service Provider, or Provider that, if such act or omission were of Provider, would constitute a breach of this Agreement shall be deemed a breach of this Agreement by Provider.

(b)                Third-Party Non-Disclosure Agreements. To the extent that any third-party proprietor of information or software to be disclosed or made available to Recipient in connection with performance of the Services hereunder requires a non-disclosure agreement as a condition of such third-party proprietor’s consent to use of the same for the benefit of Recipient or to permit Recipient access to such information or software, if the applicable Recipient fails to enter a non-disclosure agreement with such third party and such third party refuses to permit Provider to disclose or make available to Recipient such information or software, Provider shall not be required to provide any Services for which the disclosure or making available of such information or software is required until such time as such Recipient party enters into a non-disclosure agreement with such third party or such third party otherwise permits Provider to disclose or make such information or software available to the applicable Recipient party.

(c)                Third Party Service Provider Agreement Contingencies. If Provider’s agreement with a Third Party Service Provider that provides services used in the Services expires before the end of the Term, or the vendor has an opportunity under its agreement with a Provider to increase the rates it charges for services that will be reimbursed by a Recipient to a Provider as part of the Services, Provider will notify Recipient of such circumstance at least thirty (30) days prior, or as soon as practicable following Third Party Service Provider’s notice to Provider, to the change taking effect and the Parties will work together in good faith to determine how to address it (e.g., and without limitation, by replacing such vendor with a vendor that provides services direct to Recipient).

1.03           Compliance with Laws. In performing its obligations under this Agreement, Provider shall comply in all material respects with all Laws applicable to it with respect to their provision of the Services.

1.04           Independent Contractor. In performing the Services, each Party’s relationship with the other Party shall be that of an independent contractor only. Nothing in this Agreement shall be construed as making the Parties partners or joint venturers, or as creating the relationship of employer and employee or principal and agent between the Parties. Each Party retains control over its representatives, and the representatives of one Party shall not be considered representatives of the other Party. Neither Party will be bound by any representation, act, or omission of the other Party. Except as otherwise expressly provided in this Agreement, neither Party has the right, power, or authority to create any obligation, express or implied, on behalf of the other Party.

1.05           Access. Provider or a Third Party Service Provider, as applicable, shall be provided with reasonable access to all facilities, equipment, systems, and personnel of Recipient necessary to provide the Services and fulfill its obligations under this Agreement. Provider’s or a Third Party Service Provider’s personnel, as applicable, shall comply with each Recipient’s commercially reasonable safety and security regulations while performing the Services or accessing the premises of Recipient, set forth in greater detail in the Annexes, as applicable. Each Recipient shall cooperate in good faith with each Provider (and Third Party Service Providers) in connection with Provider’s performance of the Services.

1.06           Requests for Additional or Revised Services. For any change requests regarding the Service (including an extension thereof beyond the term set forth in the applicable Exhibit for such Service) or a request for an additional Service that Recipient makes after the Closing Date (collectively, a “Change Request”), the following will apply: (a) for Change Requests to the Services that are required in order to ensure the Services will be provided in a manner consistent in all material respects with the six-month period immediately prior to Signing, Provider will review the Change Request in good faith and provide Recipient with an indication of whether Provider is able to entertain the Change Request; and (b) for Change Requests that represent additional services not required in order to ensure the Services will be provided in a manner consistent in all material respects with the six-month period immediately prior to Signing, Provider will have sole discretion to agree to entertain the Change Request or to decline such Change Request. If Provider will entertain the Change Request in accordance with either (a) or (b) above, as applicable, Provider will provide an estimate of the associated level of effort to implement the Change Request, provided Recipient has provided sufficient details necessary for Provider to perform such estimate. Provider will use commercially reasonable efforts to provide all estimates for Change Requests within fourteen (14) Business Days of receiving the Change Request or (if reasonably possible) more promptly, provided that if Provider does not provide estimates within such fourteen (14) Business Day period, Recipient may invoke the Escalation Process described in Section 7.10. For Change Requests involving software development or other changes to IT Systems, the Parties acknowledge that such Change Requests will follow Provider’s standard processes for estimating such work and Provider will strive to provide estimates within a commercially reasonable period of time, but such time period may exceed fourteen (14) Business Days. In no event will Provider be obligated to implement any Change Request unless the Parties agree in writing on an implementation schedule and the associated costs of implementing the Change Request.

1.07           Omitted Services. In the event that Recipient identifies any service not included in an Exhibit that (i) had been provided by or to the Business, as applicable, or obtained from Third Party Service Providers in respect of the Business or the Wireless Business in the six-month period prior to Signing, and (ii) is reasonably necessary for the operation of the Business, or the Wireless Business as applicable (each, an “Omitted Service”), Recipient shall provide notice to Provider, and Provider shall be required to provide such Omitted Service to Recipient in accordance with the cost structure as set forth in ARTICLE II. The Parties shall amend an Exhibit to include a description of the Omitted Service, the term for which such Service will be provided, and any other relevant terms. Such Omitted Service will thereafter be deemed to be a “Service” under this Agreement.

1.08           Services Baseline. The Parties acknowledge and agree that each Party has exercised due diligence in the preparation and review of the Exhibits attached hereto, and that the Services as set forth in the Exhibits hereto represent the most comprehensive description of the Services to be provided by each Provider to each Recipient to the best of the Parties’ knowledge as of the Closing Date.  The Parties will each conduct a baselining assessment within the first six months of this Agreement in order to determine if the Services set forth in the Exhibits need to be modified or updated (“Baselining Period”). During the Baselining Period, the Parties will meet to discuss any required revisions to the scope of the Services, and will work in good faith to amend the Services set forth herein to reflect such revisions.

1.09           Operational Documents. The Parties will use commercially reasonable efforts to work together during the Term (as defined below) to create and maintain operational documents setting forth, among other things, Recipient’s specific instructions to Provider regarding the Service described in the Exhibits (“Operational Documents”). Any such Operational Documents will not be deemed to modify or supersede the terms of this Agreement (including without limitation Provider’s obligations to provide Services in accordance with this Agreement) and will not be deemed incorporated in this Agreement. Subject to the foregoing, the Parties agree that if either of them identifies concerns regarding the Operational Documents, they will seek to promptly work together in good faith to address such concerns and Recipient may invoke the Escalation Process described in Section 7.10 to address its concerns in circumstances in which Recipient believes such an approach will help to expedite resolution.

1.10           Good Faith Cooperation; Consents. During the term of this Agreement and subject to the terms of this Agreement, the Parties shall, and shall cause each of their respective Affiliates and each of the Parties’ and the foregoing entities’ respective directors, officers, employees, agents or advisors (collectively, “Representatives”) to (a) cooperate with each other in all matters relating to the provision and receipt of the Services, (b) enable Provider to provide, or cause to be provided, the Services in accordance with this Agreement, and (c) use commercially reasonable efforts to avoid taking any action that would interfere with or materially increase the cost of the Provider providing, or causing to be provided, the Services. Such cooperation shall include exchanging relevant information and using commercially reasonable efforts to maintain any necessary contract, license, lease or other agreement. Seller shall use commercially reasonable efforts to obtain such consents, licenses, sublicenses or other approvals from Third Party Service Providers necessary for each Party as Provider to perform, or cause to be performed, the Services in accordance with this Agreement (collectively, “Consents”). Seller shall bear all costs and expenses incurred in connection with attempting to obtain and obtaining any Consents. In the event that any Consents are not obtained, upon Recipient’s request, Provider shall reasonably cooperate with Recipient to identify and, if commercially reasonable, to implement, a work-around or other alternative arrangement for any affected Services at Seller’s cost and expense (except for any Consents required under agreements that Buyer has separately contracted with Third Party Service Providers and elects at its sole discretion to utilize such contract to provide Services in lieu of an existing provider).

1.11           Title to Equipment; Management and Control; Intellectual Property and Data.

(a)                Except as and to the extent otherwise expressly provided in this Agreement, any Exhibit hereto, any addenda or other signed document entered into by the Parties in connection with, or for the purposes of, this Agreement (collectively, the “TSA Documents”), the Purchase Agreement, or any other Ancillary Documents, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned and used by Provider in connection with the provision of Services hereunder will remain the property of Provider and, except as otherwise provided in the TSA Documents, will at all times be under the sole direction and control of Provider.

(b)            Except as may otherwise be expressly provided in the TSA Documents, the Purchase Agreement or any other Ancillary Documents, the management of, and control over, the provision of the Services by Provider shall reside solely with Provider.

(c)                Except as and to the extent otherwise expressly set forth in the TSA Documents, the Purchase Agreement or any other Ancillary Documents, each Party and its respective Affiliates shall retain ownership of its and its Affiliates’ Intellectual Property and data existing as of the date of this Agreement. Except as may be expressly set forth in the Exhibits, each Party agrees that any Intellectual Property or data of the other Party or its Affiliates, Representatives or licensors, as well as any Intellectual Property or data of Third Party Service Providers, made available to such Party or its Affiliates in connection with the Services, and any derivative works, additions, modifications, translations or enhancements of such Intellectual Property or data created or developed by a Party or its Affiliates pursuant to this Agreement (collectively, “New Work”), are and shall remain the sole property of the original owner of such underlying Intellectual Property or data (the “Original Owner”). For clarity, all Company Owned Intellectual Property shall be deemed the sole property of Buyer or its applicable Affiliate for purposes of determining the Original Owner of such underlying Intellectual Property. Each of the Parties assigns all of its rights, title and interest in and to such New Works to the Original Owner and agrees to execute and to cause its Affiliates to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. To the extent necessary for each Recipient to receive the full benefit of the Services and each Provider to provide the Services in accordance with this Agreement, each of Provider and Recipient, for itself and on behalf of its respective Affiliates, hereby grants to the other, a non-exclusive, sublicensable (for the benefit of such Party and its Affiliates, but not for the independent use by a third party) license to the Intellectual Property that is owned and controlled by the granting Party (including any New Works) and used in connection with the provision or receipt of the Services, but only to the extent and for the duration necessary for each Recipient to receive the full benefit of the Services and for each Provider to provide the applicable Service as permitted by this Agreement. Upon the expiration or termination of each Service in accordance with ARTICLE IV, the license to the relevant Intellectual Property will terminate, and upon the expiration or earlier termination of this Agreement in accordance with the terms hereof, all licenses granted hereunder shall terminate immediately.

1.12           Data Privacy and Security.

(a)                The Parties acknowledge and agree that the following sets forth each Party’s general obligations under this Agreement in connection with data privacy and security, and is subject to any specific additional or more specific obligations expressly set forth in applicable Exhibits or Annexes hereto.

(b)                Each Provider will process, store, and transmit, as applicable, any subscriber data of subscribers of, as applicable, the Business or the Wireless Business, and any other Confidential Information of each Recipient (collectively, “Protected Information”) to the extent such information is in each Provider’s possession or control, in accordance with all applicable Laws, CPNI rules and with each Provider’s internal information security policies, a copy of which will be provided to the Recipient before the Closing Date, as they may be updated by Provider from time to time. Any processing, storage, or transmission of Protected Information, by either Party, shall strictly be for the purposes of providing the Services set forth in this Agreement, as needed to respond to an emergency situation involving potential loss of life or bodily injury, or as required by all applicable Laws.

(c)                Each Recipient will process, store, and transmit, as applicable, any subscriber data of subscribers of the Business and the Wireless Business (as applicable) and any other Confidential Information of each Recipient in accordance with all applicable Laws, CPNI rules and each Recipient’s information security policy, as it may be updated from time to time.

(d)                Each Party and its respective Affiliates shall not, and shall make reasonable best efforts to cause each of their respective Representatives and contractors to not, break, bypass or circumvent, or attempt to break, bypass or circumvent, any security system of the other Party or its Affiliates in connection with the provision or the receipt of the Services hereunder or obtain access to any program or data other than that to which access has been specifically granted by the other Party or its Affiliates in connection with the provision and receipt of Services. Each Party shall, and shall make reasonable best efforts to cause its respective Affiliates to, use reasonable best efforts to ensure that, in connection with the provision or the receipt of Services, no computer virus or other malicious code is introduced to the IT systems of the other Party or its Affiliates.

(e)                Each of the Parties shall maintain reasonable, up-to-date security measures designed to (i) prevent unauthorized access to its IT systems and all data used in connection with the provision and receipt of the Services, (ii) provide access only to those of its personnel who are specifically authorized to have access to the IT systems of the other Party, and (iii) prevent unauthorized access, use, destruction, alteration or loss of information contained therein. Such measures shall in no event be less stringent than the industry standard security measures used by companies of a similar size and in a similar business, and in the case of clauses (ii) and (iii), those used to safeguard such Party’s own IT systems processing data of the same kind. Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of up-to-date security patches, virus definitions and other updates.

(f)                 While using or accessing any IT systems of the other Party in connection with the provision or receipt of the Services, each Party shall, and shall cause each of its Affiliates, Representatives and contractors (as applicable) to, adhere in all respects to the processes, policies and procedures applicable to that IT system with respect to IT security (including any of the foregoing with respect to confidential information, data, communications and system privacy, operation, security and proper use) as in effect on the date of this Agreement or as communicated to such Party reasonably in advance from time to time in writing.

ARTICLE II
COMPENSATION

2.01           Compensation.

(a)                Fees and Expenses. Except as otherwise set forth in the Exhibits, as consideration for the Services actually received by Recipient, Recipient shall pay Provider (i) all documented third party costs related to the provision of the Services (without markup, margin or premium of any kind) actually incurred and (ii) the agreed-upon fees for each of the Services set forth in each of the Annexes hereto in each case of (i)-(ii), consistent with the historic practice of and allocations of resources to support the Business or Wireless Business, as applicable, during the two (2) months prior to the Closing Date.

(b)                Invoices. Within 30 days after the end of each calendar month, Provider will submit one invoice to Recipient for any amounts payable by Recipient under this Agreement for the previous month, specifying in reasonably sufficient detail, the fees payable and to which Service each is applicable (the “Invoice”). Provider agrees to afford Recipient, upon reasonable notice, access to such information, records and documentation of Provider as Recipient may reasonably request in order to verify any invoices and charges for Services hereunder.

(c)                Additional Costs. If Provider is required to incur additional costs to accommodate a modification to the Services, then the Parties shall negotiate in good faith with respect to the additional costs and shall modify this Agreement with respect to such modification, to reflect the increased costs agreed upon by the Parties.

(d)                Invoice Disputes. Recipient must notify Provider of any disputed invoice amounts within thirty (30) calendar days following receipt of the Invoice, and the Parties will work in good faith to expeditiously resolve any dispute. Regardless of any notations that may accompany any payment, neither the Provider’s acceptance of any payment nor Recipient’s payment of any amounts will be deemed a waiver of any disputed amounts or invoices. In the event of a dispute over an invoice, Recipient will nevertheless promptly remit to the Provider all undisputed amounts set forth in such Invoice and, if the disputed amount exceeds One Million Dollars ($1,000,000), pay the disputed amount into an escrow account mutually acceptable to the Parties. If the disputed amount (taking into account all amounts currently in dispute) is less than One Million Dollars ($1,000,000), Recipient has no obligation to pay any portion of the disputed amount until the dispute has been resolved in accordance with this Agreement. Any disputed invoice will be resolved pursuant to the dispute escalation provisions of Section 7.11 and the Parties shall promptly cause the escrow agent to pay the escrowed amount to the prevailing Party. Withholding or paying into escrow any amount that is not disputed in good faith and in accordance with this Section shall be deemed to be a failure to pay.

(e)                Payment Due Date. Except as set forth in an Annex hereto, Recipient shall pay Provider’s (or its Affiliates’) undisputed invoices with respect to the Services within thirty (30) calendar days after the Recipient’s receipt of each Invoice (the “Due Date”). All amounts payable by Recipient hereunder shall be remitted to Provider in United States Dollars.

(f)                 Late Payments. If Recipient fails to pay undisputed fees due, Provider shall provide notice to Recipient and Recipient shall have ten (10) days to pay the amounts due (“Payment Cure Period”). Following the Payments Cure Period, late payments of undisputed fees shall bear interest at, the lesser of (i) 1% per month or (ii) the highest rate allowable by applicable Law, following the applicable due date for such payment.

(g)                Payment Default. If the payment in full of any Invoice is not received by Provider from Recipient by the Due Date (except for any amount disputed in good faith, until such time as such dispute is settled in accordance with Section 2.01(d) and Section 7.11), and the amount to be received by the Due Date is in excess of One Million Dollars ($1,000,000), individually or in the aggregate for all amounts not paid and due as of such Due Date, the Provider shall have the right to suspend the Services until such time as the Recipient has paid in full all amounts then due, including any accrued interest. Immediately after such payment in full is received by the Provider, the provision of Services will resume.

2.02           Taxes. The fees do not include sales, use, privilege, excise, goods and services and other similar taxes (the “Transaction Level Taxes”) applicable to the provision of the Services. Provider shall invoice Recipient for any and all Transaction Level Taxes imposed or assessed as a result of the provision of Services to Recipient; provided, however, that Provider shall be responsible for net income, net worth/capital stock and property taxes imposed on Provider. To claim a tax exemption, Recipient must provide Provider with valid evidence and documentation of the tax exemption as required by applicable federal, state, or local authority, and such tax exemption will be applied prospectively. Recipient and Provider will cooperate to identify the information necessary to determine the Transaction Level Taxes, including a description of the Services, and, as applicable, the location(s) of delivery, receipt, use, or access. Provider will appropriately and sufficiently describe and separately state on the invoice each taxable and nontaxable component of the Services along with the Transaction Level Taxes. Provider and Recipient will reasonably cooperate to minimize any taxes, duties or tariffs owed in connection with the Services.

2.03           Records and Audit. Each Party shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the provision of Services and assessment of fees hereunder in accordance with its standard accounting practices and procedures, consistently applied. Each Party shall retain such accounting records and make them available to the other Party’s authorized representatives and auditors upon reasonable notice, but not more than once per calendar year, in order to verify the fees charged hereunder for a period of not less than one (1) year from the closing of each calendar year during the Term.

ARTICLE III
CONFIDENTIAL INFORMATION

3.01           Confidentiality. Each Party (a “Non-Disclosing Party”) shall maintain in confidence all confidential or proprietary information of, or concerning, the other Party (a “Disclosing Party”), its Representatives, Affiliates, members, systems and customers, including commercial, financial, and technical information, customer or client lists, programs, procedures, data, documents, computer information and databases, business plans, trade secrets, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals (“Confidential Information”) and shall not disclose such Confidential Information to any third party except to those of its Representatives as are necessary in connection with the performance of such Non-Disclosing Party’s obligations under this Agreement, and then strictly on a need-to-know basis. In maintaining the confidentiality of Confidential Information, the Non-Disclosing Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. The Non-Disclosing Party shall ensure that each of its Representatives holds in confidence and makes no use of the Confidential Information for any purpose other than those permitted under this Agreement or otherwise required by Law.

3.02           Exceptions. The obligation of confidentiality contained in this ARTICLE III shall not apply to the extent that (a) the Non-Disclosing Party is required to disclose information by order or regulation of a Governmental Authority; provided, however, that the Non-Disclosing Party shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; (b) the disclosed information was, at the time of such disclosure to the Non-Disclosing Party, already in (or thereafter enters) the public domain other than as a result of actions of the Non-Disclosing Party or its Representatives or Affiliates in violation hereof; (c) the disclosed information was known to the Non-Disclosing Party prior to the date of disclosure to the Non-Disclosing Party, except for information known by a Non-Disclosing Party due to it being an Affiliate of the Disclosing Party prior to the Closing Date; or (d) the disclosed information was received by the Non-Disclosing Party on an unrestricted basis and not under a duty of confidentiality to the Disclosing Party.

3.03           Unauthorized Disclosure. The Non-Disclosing Party acknowledges and agrees that the Confidential Information constitutes proprietary information and trade secrets valuable to the Disclosing Party, and that the unauthorized use, loss, or outside disclosure of such Confidential Information may cause irreparable injury to the Disclosing Party.

3.04           Return of Information. The Non-Disclosing Party shall, upon the request of the Disclosing Party or the termination or expiration of this Agreement, return to the Disclosing Party all Confidential Information in its possession or control, or destroy such Confidential Information, including any copies or reproductions thereof; provided that the Non-Disclosing Party shall be permitted to retain such copies of the Confidential Information (i) for bona fide record and compliance purposes, (ii) as may be required by applicable Law, rule or regulation, or (iii) to the extent such Confidential Information is “backed-up” on storage drives and cannot be expunged without undue effort.

3.05           Injunctive Relief. The Parties acknowledge and agree that the remedies at law for any breach of this ARTICLE III may be inadequate and that the damages resulting from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, the Parties acknowledge and agree that upon any breach, or threatened breach, by such Party of the terms and conditions of this ARTICLE III, the other Party will be entitled to seek injunctive relief and may obtain any order restraining any threatened or future breach. Nothing in this Section 3.05 shall be deemed to limit, in any way, the remedies at law or in equity of the Parties for a breach by the other Party of any of the provisions of this Agreement.

ARTICLE IV
TERM AND TERMINATION

4.01           Term of Services. The term (the “Term”) of this Agreement shall be for a period commencing on the Closing Date and ending with respect to each Service as specified in the Exhibits with respect to such Service; provided, however, that the initial Term for any such Service shall not exceed two (2) years from the Closing Date (each, an “Expiration Date”) unless terminated earlier as otherwise provided in Section 4.02. Recipient may, upon thirty (30) days’ written notice prior to the then-current Expiration Date, obtain a single, one (1) year extension term for this Agreement and any Service set forth on the applicable Exhibit (the “Extension Term”) at rates equal to those provided for in ARTICLE II plus a twenty percent (20%) price increase to be applied throughout the Extension Term. Nothing in this provision shall limit the ability of a Recipient to place a Change Request requesting a subsequent extension of this Agreement and any Service set forth on the applicable Exhibit (each, an “Extension Period”), which the Parties will assess and negotiate in good faith pursuant to the Section 1.06. Any termination or expiration of any Service shall not terminate this Agreement with respect to any other Service; provided, that the Term of this Agreement shall expire with respect to all Services on the expiration of any Extension Periods.

4.02           Termination.

(a)                Termination of a Service. Recipient shall have the right to terminate any Service or reduce the amount of Services provided under this Agreement at any time, in each case, upon at least thirty (30) days’ prior written notice of its intent to cancel any Service or reduce the amount of any Services and shall obtain, if applicable and set forth in the Annex, an adjustment or credit for the fees due for such reduced Services as further described under ARTICLE II.

(b)                Breach of Agreement. Subject to the terms and conditions of ARTICLE VI, Recipient may terminate this Agreement in the event of any breach or default by Provider of Provider’s material obligations hereunder, and Provider’s breach or default continues unremedied for a period of thirty (30) days after Provider receives written notice thereof. Provider may terminate this Agreement in the event of any breach or default by Recipient of its payment obligations under ARTICLE II following ninety (90) days after invoking the Escalation Process described in Section 7.10.

(c)                Sums Due. In the event of the termination or expiration of this Agreement or any Services, Recipient shall pay to Provider all unpaid amounts, including without limitation any interest owed for late payments, and reimburse all expenses that have been incurred by Provider, in each case, as of the date of such termination or expiration.

(d)                Effect of Termination. Upon the Expiration Date of any Service, all rights of each Recipient under this Agreement to receive such Services shall cease, but such expiration shall not affect this Agreement with respect to any other Services as to which the Term has not expired or been terminated. Section 2.02 (Taxes), ARTICLE III (Confidential Information), Section 4.02(c) (Sums Due), ARTICLE V (Warranties, Indemnification and Remedies) and ARTICLE VII (Miscellaneous) shall survive the expiration or termination of this Agreement.

4.03           Service Interruption or Suspension. Provider will have the right to temporarily interrupt or suspend (a) the provision of one or more Services for the emergency maintenance of the systems necessary for such Services or the operation of Provider’s businesses or (b) the operation of the facilities or systems of Provider providing any such Services if such action is reasonably necessary to avoid a material adverse impact on the systems, operations, or businesses of Provider; in each case, provided, however, that (x) Provider will use its reasonable best efforts to resolve any such emergency as promptly as practicable, and Provider will limit the interruption or suspension to those users or services necessary to address the emergency or material adverse impact and promptly resume the impacted Services once the emergency or material adverse impact has been resolved; (y) to the extent possible, Provider shall provide an advance notice to Recipient as promptly as practicable prior to any such interruption or suspension; and (z) Recipient’s payment obligation under ARTICLE II shall be suspended in the event of a material interruption until the applicable Service is resumed; provided that (i) Recipient must first invoke the Escalation Process described in Section 7.10, and (ii) if the Escalation Process doesn’t resolve the material interruption to Recipient’s satisfaction, Recipient shall solely be temporarily relieved of the obligation to pay for the affected Service. If prior notice is not practicable, Provider will provide written notice in reasonable detail immediately following such suspension of services identifying the affected Services. Provider shall use, and shall use reasonable best efforts to direct its and their Third Party Suppliers to use, commercially reasonable efforts to maintain the facilities or systems necessary for the provision of the Services to avoid any such interruption or suspension of the Services.

ARTICLE V
WARRANTIES, INDEMNIFICATION AND REMEDIES

5.01           Warranties.

(a)                Each Party is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Party has all requisite corporate power and authority to conduct the businesses in which it is engaged and to own and use the assets and properties owned and used by it, to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

(b)                Each Party has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by each Party of this Agreement, the performance by each Party of this Agreement and the consummation by each Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on each Party’s part. This Agreement has been duly and validly executed and delivered by each Party and constitutes or will constitute, assuming the due authorization, execution and delivery by the other Party, a valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(c)                Each Party represents and warrants to the other Party that the execution and delivery by such Party of this Agreement and the performance by such Party of its obligations under this Agreement do not and will not result in a violation or breach of any Law, or any contract, agreement or other obligation or commitment to which such Party or any of its Affiliates is a party or by which it is bound.

(d)                SUBJECT TO SECTION 1.01(a), PROVIDER MAKES NO REPRESENTATIONS AND WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

5.02           LIMITATION ON LIABILITY. IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTIES’ SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY OR OTHER FAULT, EXCEPT (A) DAMAGES WHICH CANNOT BE EXCLUDED UNDER APPLICABLE LAW, (B) IN EACH CASE, WHERE SUCH DAMAGES WERE CAUSED BY OR RESULTED FROM, IN THE CASE OF DAMAGES INCURRED BY A RECIPIENT, THE PROVIDER’S KNOWING AND INTENTIONAL BREACH OF THIS AGREEMENT, OR IN THE CASE OF DAMAGES INCURRED BY A PROVIDER, THE RECIPIENT’S KNOWING AND INTENTIONAL BREACH OF THIS AGREEMENT, (C) DAMAGES RESULTING FROM EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, (D) DAMAGES RESULTING FROM EITHER PARTY’S BREACH OF ARTICLE III (CONFIDENTIAL INFORMATION) (COLLECTIVELY, “EXCLUSIONS”). EXCEPT FOR DAMAGES ARISING FROM OR IN CONNECTION WITH THE EXCLUSIONS, THE AMOUNT OF ANY LOSSES BY A PARTY HEREUNDER SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF THE FEES PAID OR PAYABLE TO SUCH PARTY BY THE OTHER PARTY HEREUNDER (ASSUMING THAT ALL EXTENSION PERIODS ARE EXERCISED).

5.03           Indemnification.

(a)                By Provider. Subject to the limitations set forth in Section 5.02, Provider shall indemnify, defend and hold harmless Recipient from and against, and shall promptly pay or reimburse Recipient for, any and all Losses sustained or incurred by Recipient relating to, arising out of or resulting from (i) the willful misconduct of Provider in connection with the provision of, or failure to provide, any Services to Recipient, or (ii) the Provider’s material breach of this Agreement.

(b)                By Recipient. Recipient shall indemnify, defend, and hold harmless Provider from and against, and shall promptly pay or reimburse Provider for, any and all Losses sustained or incurred by Provider relating to, arising out of or resulting from (i) the willful misconduct of Recipient in connection with this Agreement, or (ii) Recipient’s material breach of this Agreement.

5.04           Specific Performance; Equitable Remedies. The Parties agree that irreparable harm would occur in the event that the provisions of this Agreement were not performed in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

5.06           Waiver; Remedies Cumulative. The rights and remedies of the Parties set forth herein are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless such waiver or renunciation is in writing and signed by such Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice or demand by one Party will be deemed to be a waiver of any obligation of that Party, or a waiver of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

ARTICLE VI
FORCE MAJEURE

Provider shall not be liable to Recipient for any interruption of the Services or any delays or failure to perform under this Agreement caused by matters or events which are beyond the reasonable control of Provider and which Provider is unable to prevent or mitigate by reasonable precautions, including strikes, lockouts, fires, floods, acts of God, pandemics, extremes of weather, earthquakes, tornadoes, or similar occurrences, riots, insurrections, acts of terrorism or other hostilities, or embargos (each, an “Event of Force Majeure”); provided that Provider shall take commercially reasonable measures to overcome the disruption or delay. If Provider is prevented from performing their obligations under this Agreement because of an Event of Force Majeure, then Provider shall notify Recipient in writing of such Event of Force Majeure, promptly (but in no event more than five (5) Business Days) following the occurrence of such Event of Force Majeure. Any delays, interruptions, or failures to perform the Services caused by such Event of Force Majeure shall not be deemed to be a breach or failure to perform under this Agreement. Provider shall use commercially reasonable efforts to mitigate the damages caused by an Event of Force Majeure and shall use commercially reasonable efforts to minimize or remove the effects of the Event of Force Majeure. No later than thirty (30) Business Days following the occurrence of such Event of Force Majeure, Recipient, in its sole discretion, may terminate any Service affected by such Event of Force Majeure, with such termination to be deemed effective immediately upon notice of termination to Provider.

ARTICLE VII
MISCELLANEOUS

7.01           Notices. All notices and other communications under or by reason of this Agreement will be in writing and will be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (other than by means of automatically generated reply), or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 7.01):

If to Seller, to:	Sprint LLC c/o T-Mobile USA, Inc. 12920 SE 38th Street Bellevue, Washington 98006 Attention: General Counsel E-mail: [***]

with a copy (which will not constitute notice) to:

Sprint LLC

c/o T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: Senior Vice President, Corporate Strategy &

Development

E-mail: [***]

and

DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Nancy Victory and Marc Samuel
E-mail: [***]

If to Buyer, to:	Cogent Infrastructure, Inc. 2450 N Street, NW Washington, DC 20037 Attention: John Chang E-mail: [***]

with a copy (which will not constitute notice) to:	Latham & Watkins LLP 555 Eleventh Street NW, Suite 1000 Washington, DC 20004-1304 Attention: David S. Dantzic and Marc A. Granger E-mail: [***]

7.02           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Covered Matters shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to its principles or rules of conflicts of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the Laws of another jurisdiction.

(b)                All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state court or, to the extent permitted by Law, the United States District Court, in each case, sitting in the State of New York and any appellate court thereof, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. The consents to jurisdiction set forth in this Section 7.02 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 7.02 and shall not be deemed to confer rights on any third party. The Parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

7.03           Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Parties or by any successor to or permitted assign of such Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by law.

7.04           Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, their Affiliates and their permitted assigns, and nothing herein expressed or implied will give or be construed to give to any individual or entity, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

7.05           Purchase Agreement and Ancillary Documents. Nothing herein is intended to modify, limit, or otherwise affect the representations, warranties, covenants, agreements, and indemnifications contained in the Purchase Agreement or any of the Ancillary Documents, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with their respective terms.

7.06           Severability. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

7.07           Entire Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the Services and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

7.08           No Assignment. Either Party may assign its rights, interest or obligations under this Agreement to any of its Affiliates or to a successor-in-interest, whether by operation of law or otherwise, upon any reorganization, merger, acquisition, change of control, or sale of all or substantially all of the assets of a Party, provided that (a) no such assignment shall relieve a Party of its obligations hereunder and (b) the assignment will not result in any incremental Taxes or other costs or expenses for which the other Party would be responsible. Other than the preceding, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Buyer, in the case of any assignment by the Seller, and of the Seller, in the case of any assignment by the Buyer. Nothing in this Section 7.08 shall limited Buyer’s or Seller’s rights to receive Services or perform Services through Affiliates (or of a Provider to cause Services to be performed by Third Party Service Providers).

7.09           Access to Books and Records; Cooperation.

(a)                Each of Provider, Recipient and their respective Affiliates shall retain the books, business records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Services in their possession or control (collectively, “Records”) in accordance with its data retention policies or for such longer period as may be required by Law or any applicable governmental order, and shall, and shall cause their respective Affiliates to, provide the other Party and its Affiliates and Representatives reasonable access during regular business hours to such Records (including the right to receive hard or electronic copies thereof).

(b)                Following any termination of this Agreement in whole or in part, each Party shall provide reasonable cooperation to the other Party in connection with the cessation of the provision of Services hereunder to minimize disruption to the Business; provided that this Section shall not require Provider to provide Services beyond the termination of such Service or this Agreement or to incur any unreimbursed costs or expenses.

7.10           Service Managers; Escalation Process. Each Party will appoint an individual (a “Service Manager”) who shall (a) have overall, day-to-day responsibility during the Term for managing and coordinating the delivery and receipt of the Services; (b) subject to the supervision of the management of the applicable Party, be authorized to act for and on behalf of such Party with respect to all matters relating to the Services; and (c) be the primary contact with the other Service Manager for matters related to this Agreement. The applicable Provider will additionally appoint an individual for each major Service area in the applicable Exhibit (each, a “Service POC”) that will be primarily responsible for overseeing the delivery of such specific Services and who will report to that Party’s Service Manager. Each Party may, at its discretion, replace its Service Manager or a Service POC with another individual of comparable qualifications and experience. Either Party may invoke the escalation process described in this Section (the “Escalation Process”) under the circumstances contemplated by Section 1.06, Section 1.09, and Section 4.02(b). The invoking Party will first provide written notice (which may be provided in email) of its concerns to the other Party’s Service Manager and will make appropriate personnel available to such Service Manager in a timely manner to provide more information if requested. If following this escalation, the Party to whom the issue has been escalated has not addressed the concern to the submitter’s reasonable satisfaction, the submitter may exercise other applicable rights and remedies under this Agreement.

7.11           Dispute Escalation. If there is a dispute between the Parties relating to the Services or any other aspect of this Agreement, the Service Managers will meet and use good faith efforts to attempt to resolve the dispute prior to filing a legal action. If the Service Managers are unable to resolve the dispute within thirty (30) calendar days after the date of written notice of the dispute from one Party to the other, then the Service Managers will escalate the dispute to the vice president level on each side. If the vice presidents are unable to resolve the dispute within thirty (30) calendar days after the date of escalation, then the Parties will submit the matter to each Party’s responsible senior executive for resolution, and if such executives are not able to resolve the matter within thirty (30) calendar days, either Party may file a legal action in accordance with Section 7.02. Notwithstanding the foregoing, nothing in this Agreement will prevent either Party from, or require either Party to delay, the filing of any claim for injunctive or equitable relief.

7.12           Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., .pdf), with the same legal force and effect as delivery of an originally signed agreement.

7.13           Order of Precedence. The entire Transition Services Agreement is made up this Agreement, the Exhibits, and any Annexes (including Schedules thereto) to the Exhibits.  To the extent any inconsistencies are found in these documents the order of controlling precedence shall be Annexes, Exhibits, and this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

Sprint LLC

By:	/s/ Peter Osvaldik
Name:	Peter Osvaldik
Title:	Executive Vice President & Chief Financial Officer

BUYER:

Cogent Infrastructure, Inc.

By:	/s/ David Schaeffer
Name:	David Schaeffer
Title:	President and Chief Executive Officer

Exhibits:

Exhibit A – Services from Seller to Buyer

Exhibit B – Services from Buyer to Seller

EXHIBIT A

[***]

Annex A

[***]

Schedule 1

[***]

Schedule 2

[***]

Schedule 3

[***]

Annex B

[***]

Annex C

[***]

Schedule 1

[***]

Schedule 2

[***]

EXHIBIT “A”

[***]

EXHIBIT “B”

[***]

EXHIBIT “C”

[***]

EXHIBIT “D”

[***]

EXHIBIT “E”

[***]

Schedule 3

[***]

EXHIBIT 1

[***]

EXHIBIT 2

[***]

Schedule 4

[***]

EXHIBIT “A”

[***]

Annex D

[***]

Annex E

[***]

EXHIBIT B

[***]

Annex A

[***]

Annex B

[***]

SCHEDULE 1

[***]